Exhibit 99.1

News

Analyst Contact: Dan Harrison	Analyst Contact: Christy Williamson
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ONEOK and ONEOK Partners Provide

Full-year 2008 Guidance; Raise 2007 Guidance

TULSA, Okla. – Jan. 8, 2008 - ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) today issued their 2008 earnings guidance and increased their 2007 earnings guidance. 2007 financial results will be released on Feb. 25, 2008, following the close of market, with an investor call at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time) on Feb. 26; dial-in instructions will be provided later.

ONEOK’s net income guidance for 2008 is in the range of $2.75 to $3.15 per diluted share. The average number of shares outstanding in 2008 is expected to be 106.2 million, compared with 109.4 million in 2007.

“In 2008, ONEOK’s earnings growth will continue to be driven by our ONEOK Partners segment,” said John W. Gibson, chief executive officer of ONEOK, Inc. and chairman, president and chief executive officer of ONEOK Partners. “We will also continue to focus on improving the profitability of our distribution segment. Compared with 2007, we anticipate our energy services segment’s contribution will be lower due to excluding financial trading in our 2008 guidance and lower transportation margins.”

ONEOK also increased its net income guidance for 2007 to $2.75 to $2.79 per diluted share, reflecting better than anticipated performance in its ONEOK Partners segment. ONEOK’s previous 2007 earnings guidance was estimated to be in the range of $2.62 to $2.72 per diluted share.

ONEOK Partners’ net income guidance for 2008 is in the range of $4.10 to $4.60 per unit. Preliminary estimates for ONEOK Partners’ 2008 distributable cash flow (DCF) are expected to be in the range of $475 million to $525 million.

“ONEOK Partners’ 2008 guidance reflects the completion of Overland Pass Pipeline and related NGL expansion projects that will begin generating earnings in its natural gas liquids pipelines segment, as well as increases in the partnership’s natural gas gathering and processing segment,” Gibson stated.

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

“Our 2008 operating plan also includes a full year of operations of our North System, the NGL and refined petroleum products pipeline system that we acquired last year to complement and expand our existing NGL network,” he added. “During the year, we will continue to execute on the remainder of our previously announced $1.6 billion of internally generated growth projects.”

The partnership also raised its net income guidance for 2007 to the range of $4.14 to $4.20 per unit and DCF to $465 million to $475 million. The increase results from continued favorable pricing in the natural gas gathering and processing segment and higher volumes and product price spreads in the natural gas liquids gathering and fractionation segment. ONEOK Partners’ previous 2007 net income guidance was estimated to be in the range of $3.90 to $4.00 per unit.

ONEOK Partners’ average number of units outstanding for 2008 is anticipated to be 86.5 million, compared with 82.9 million in 2007. ONEOK Partners expects to issue equity during 2008 to support its previously announced growth capital program. ONEOK, Inc., as general partner, has indicated that it is interested in acquiring additional units in the partnership. In addition, the partnership expects to increase its distribution payout during the year to maintain a targeted DCF-to-distribution coverage ratio of 1.05-to-1.15.

2008 GUIDANCE FOR ONEOK, INC.

ONEOK’s operating income from its ONEOK Partners segment for 2008 is forecasted at $521 million, compared with $446 million in 2007, due to improved performance in the segment’s natural gas gathering and processing and natural gas liquids pipelines businesses.

The distribution segment is projecting 2008 operating income of $180 million, compared with 2007 guidance of $171 million. The increase is due to continued implementation of rate strategies and operating efficiencies.

In the energy services segment, 2008 operating income is projected at $180 million, compared with $204 million in 2007, which included $16.3 million of financial trading margin through the third quarter 2007. The 2008 earnings guidance does not include financial trading margins and reflects reduced transportation margins as a result of anticipated lower price spreads and reduced price volatility in the natural gas markets.

The ONEOK segment income statement and capital expenditure projections for 2007 and 2008 are included in Exhibit A.

2008 GUIDANCE FOR ONEOK PARTNERS, L.P.

The natural gas gathering and processing segment’s 2008 operating income is estimated to increase to $217 million, compared with $188 million in 2007, due primarily to anticipated favorable natural gas and natural gas liquids prices.

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

The average unhedged prices used in 2008 guidance are approximately $85 per barrel for crude oil, $1.30 per gallon for composite natural gas liquids and $6.50 per MMBtu for natural gas. The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.7 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.5 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.4 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

For 2008, financial hedges have been put in place on 43 percent of the natural gas gathering and processing segment’s expected natural gas liquids production at an average price of $1.24 per gallon and on 44 percent of its expected condensate production at an average price of $87.96 per barrel.

The natural gas pipelines segment’s 2008 operating income is projected at $110 million, compared with 2007 guidance of $113 million. The Midwestern Gas Transmission extension was placed in service January 2008 and brings additional firm revenues to the segment. The partnership’s 120-mile Guardian Pipeline expansion and extension project is expected to be in service during the fourth quarter of 2008. However, anticipated contract changes and terminations on the interstate pipelines will offset a portion of these increases.

The natural gas liquids gathering and fractionation segment’s 2008 operating income is forecasted to be $105 million, compared with $113 million in 2007. The 2008 earnings reflect lower anticipated location and product price spreads than 2007, which reduce optimization and isomerization margins.

The natural gas liquids pipelines segment’s 2008 operating income is estimated at $92 million, compared with 2007 guidance of $39 million. The segment’s expected increase is the result of a full year of operations of the ONEOK North System, a pipeline system acquired in October 2007, and completion of the Overland Pass Pipeline and related NGL expansion projects, which are anticipated to be placed into service during the second quarter of 2008.

Equity earnings from investments are estimated to be $90 million for 2008, compared with $89 million in 2007. The natural gas gathering and processing segment will benefit from the Fort Union Gas Gathering expansion that is currently under way. Phase one of the expansion project was completed in November 2007, with phase two completion expected in the second quarter of 2008. This increase will be partially offset by the impact of lower anticipated volumes on Northern Border Pipeline in the partnership’s natural gas pipelines segment.

Capital expenditures in 2008 are expected to increase to $945 million, including $854 million in growth capital and $91 million in maintenance capital. Growth capital includes $671 million in estimated spending for previously announced large internal growth projects and $183 million for routine growth projects. Maintenance capital is expected to increase as a result of

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

scheduled maintenance turnarounds at NGL fractionation and natural gas gathering and processing facilities and costs associated with the newly acquired NGL pipeline assets.

The ONEOK Partners segment income statement and capital expenditure projections for 2007 and 2008 are included in Exhibit B.

NON-GAAP FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release forecasted EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of forecasted EBITDA to forecasted net income, and forecasted computations of DCF for 2007 and 2008, are included in Exhibit C to this release.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection,” “goal” or similar phrases.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas;

•	competitive conditions in the overall natural gas and electricity markets;

•	availability of supplies of Canadian and U.S. natural gas;

•	availability of additional storage capacity;

•	weather conditions; and

•	competitive developments by Canadian and U.S. natural gas transmission peers;

•	performance of contractual obligations by our customers and shippers;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, our ability to promptly obtain all necessary materials and supplies required for construction and our ability to construct pipelines without labor or contractor problems;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;

•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;

•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting NGLs;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	the impact of potential impairment charges;

•	our ability to control operating costs;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FG OKS-FG

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

Exhibit A

ONEOK, Inc. and Subsidiaries

EARNINGS GUIDANCE*

(Millions, except per unit amounts)	2008 Guidance	2007 Guidance	Variance
Operating income
ONEOK Partners	$521	$446	$75
Distribution	180	171	9
Energy Services	180	204	(24)
Other	(2)	(4)	2

Operating income	879	817	62
Other income (expense)	130	122	8
Interest expense, net	(284)	(258)	(26)
Minority interest	(207)	(192)	(15)
Income taxes	(205)	(186)	(19)

Net income	$313	$303	$10

Net earnings per share, diluted	$2.95	$2.77	$0.18

Average shares of common stock, diluted	106.2	109.4	(3.2)
Capital Expenditures
ONEOK Partners	$945	$692	$253
Distribution	170	162	8
Other	12	12	—

Total Capital Expenditures	$1,127	$866	$261

*	Amounts shown are midpoints of ranges provided.

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

Exhibit B

ONEOK Partners, L.P. and Subsidiaries

EARNINGS GUIDANCE*

(Millions, except per unit amounts)	2008 Guidance	2007 Guidance	Variance
Operating income
Natural Gas Gathering and Processing	$217	$188	$29
Natural Gas Pipelines	110	113	(3)
Natural Gas Liquids Gathering and Fractionation	105	113	(8)
Natural Gas Liquids Pipelines	92	39	53
Other	(3)	(7)	4

Operating income	521	446	75
Equity earnings from investments	90	89	1
Other income (expense)	35	20	15
Interest expense, net	(182)	(140)	(42)
Income taxes and other	(7)	(10)	3

Net income	$457	405	$52

Net income per unit	$4.35	$4.17	$0.18

Number of units used in computation	86.5	82.9	3.6
Capital Expenditures
Natural Gas Gathering and Processing	$105	$82	$23
Natural Gas Pipelines	216	135	81
Natural Gas Liquids Gathering and Fractionation	128	112	16
Natural Gas Liquids Pipelines	496	363	133

Total Capital Expenditures	$945	$692	$253

Growth	$854	$635	$219
Maintenance	91	57	34

Total Capital Expenditures	$945	$692	$253

*	Amounts shown are midpoints of ranges provided.

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ONEOK and ONEOK Partners Provide Full-year 2008 Guidance;

Raise 2007 Guidance

Exhibit C

ONEOK Partners, L.P. and Subsidiaries

EARNINGS GUIDANCE*

(Millions of dollars)	2008 Guidance	2007 Guidance	Variance
Reconciliation of Net Income to EBITDA
Net income	$457	$405	$52
Interest expense, net	182	140	42
Depreciation and amortization	142	114	28
Income taxes and other	7	10	(3)
Equity AFUDC	(33)	(12)	(21)

EBITDA	$755	$657	$98

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$755	$657	$98
Interest expense, net	(182)	(140)	(42)
Maintenance capital	(91)	(57)	(34)
Equity earnings from investments	(90)	(89)	(1)
Distributions received from investments	111	107	4
Current income tax expense & other	(3)	(8)	5

Distributable Cash Flow	$500	$470	$30

*	Amounts shown are midpoints of ranges provided.